UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2016

PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed, on April 13, 2016 (the “Petition Date”), Peabody Energy Corporation, a Delaware corporation (the “Company”) and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529.
On October 11, 2016, the Bankruptcy Court approved a stipulation filed by the Company (Docket No. 1409) relating to an amendment to the Company’s Superpriority Secured Debtor-In-Possession Credit Agreement (as amended from time to time, the “DIP Credit Agreement”). The DIP Credit Agreement contains certain milestone events and the amendment to the DIP Credit Agreement approved by the Bankruptcy Court (the “DIP Amendment”) modifies certain of the milestone dates under the DIP Credit Agreement. First, the DIP Amendment modifies the deadline by which the Bankruptcy Court shall enter an order determining the CNTA Issues (as defined in the DIP Credit Agreement) to provide that the Bankruptcy Court shall have entered this order by no later than November 23, 2016. Second, the DIP Amendment modifies the deadlines for the Company to file an Acceptable Reorganization Plan (as defined in the DIP Credit Agreement) and related disclosure statement in the Chapter 11 Cases to provide that the Company must file these by, or on, the date that is the later of (a) 30 days after the entry of the order resolving the CNTA Issues and (b) December 14, 2016. Third, the DIP Amendment modifies the deadline by which the Bankruptcy Court shall have entered an order approving the Acceptable Reorganization Plan and related disclosure statement and solicitation procedures in the Chapter 11 Cases to provide that the Bankruptcy Court shall have entered this order by no later than January 31, 2017. The DIP Credit Agreement provides that the failure to meet the milestone dates would result in an event of default under the DIP Credit Agreement.
The DIP Credit Agreement also contains restrictions on the ability of Peabody Global Funding, LLC (“Global Funding”) to amend or waive provisions under the Intercompany Loan Agreement (as defined in the DIP Credit Agreement) in a manner that would release or subordinate more than 50% of the collateral thereunder. The DIP Amendment modifies these restrictions to expressly allow Global Funding to amend or waive provisions under the Intercompany Loan Agreement to permit the release or subordination of collateral thereunder, including as a result of potential asset sales, of up to $250,000,000 USD in cash proceeds in the aggregate over the life of the Intercompany Loan Agreement.
The foregoing description of the DIP Amendment is qualified in its entirety by reference to Amendment No. 4 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among the Company, Peabody Global Funding, LLC and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1
Amendment No. 4 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among Peabody Energy Corporation, Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC) and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

October 14, 2016	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch Title: Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amendment No. 4 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among Peabody Energy Corporation, Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC) and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent.

4